CAVCO INDUSTRIES, INC.
SECURITIES TRADING POLICY

Effective Date: OCTOBER 30, 2023

This Securities Trading Policy (this “Policy”) sets forth guidelines with respect to transactions in the securities of Cavco Industries, Inc., (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material, non-public information about a company from: (i) trading in securities of that company; or (ii) providing material, non-public information to other persons who may trade on the basis of that information.

This Policy is divided into two parts: Part I describes the Company’s prohibition on the unauthorized disclosure (by Directors, Officers and employees) of material, non-public information, or the misuse of such information, in securities trading; and Part II imposes special additional trading restrictions on Directors, Officers and certain other employees that the Company may designate from time-to- time as "Covered Persons" because of their position, responsibilities or their actual or potential access to material, non-public information.

This Policy applies to all trading or other transactions in the Company’s securities, including: common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities. This Policy further applies to all Officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees as identified by the Company (except for Part II, which applies only to certain employees). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material, non-public information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy.

COMPANY POLICY

If a Director, Officer or any employee has material, non-public information relating to the Company or a Covered Entity (See below, definition in Part I), neither any such Director, Officer or employee, nor any of their respective family members, may buy, sell or gift securities of the Company or a Covered Entity, or engage in any other action to take advantage of or pass on to others material, non-public information. This Policy also applies to material, non-public information relating to a Covered Entity (including our clients, customers, contractors or suppliers) obtained in the course of employment by or association with the Company.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to Directors, certain Officers and certain employees. See subsection: “Procedures – Pre-Clearance of All Trades.”

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the insider trading laws or from this Policy. The fact that the Director, Officer or employee may have relied on other factors in purchasing or selling securities while in possession or aware of material, non-public information will not absolve the person from liability under the law.

PART I

WHAT IS “INSIDER TRADING”?

“Insider trading” generally refers to: (1) trading in securities while in possession or aware of material, non-public information; or (2) providing material, non-public information to others who may trade on the basis of such information.

This means that Company insiders are prohibited from doing the following:

•Trading in Company securities, or the securities of another company or entity with which the Company is engaged in a transaction or project, or discussion about a transaction or project (a “Covered Entity”), including clients, customers, contractors and suppliers, while in possession or aware of material, non-public information concerning the Company or a Covered Entity;

•Having others trade on the Company insider’s behalf while the Company insider is in possession or is aware of material, non-public information; and

•Communicating material, non-public information concerning the Company or a Covered Entity to others who may then trade in the Company’s or Covered Entity’s stock, other securities or pass on the information to others who may trade in the Company’s or Covered Entity’s stock or other securities. This conduct is known as “tipping”.

The elements of insider trading are discussed below:

1. What is Material Information?

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether positive or negative, should be considered material. “Inside information” could be material because of its expected effect on the price of the Company’s securities, the securities of another company or entity or the securities of several companies or entities. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Company’s securities but restrictions on trading in the securities of other companies or entities affected by the inside information.

There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances. It is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Earnings, sales results or expectations;
•Financial forecasts;
•Changes in dividend/distribution policies, the declaration of a stock split or the offering of additional securities;
•Proposals, agreements or news regarding a pending or proposed merger, acquisition, tender offer, joint venture, divestiture, leveraged buyout, significant sale of assets or the disposition of a subsidiary;
•Cybersecurity risks and incidents, including vulnerabilities and breaches;
•Changes in relationships with major customers, including obtaining or losing customers;
•Important product developments or discoveries;
•Major financing developments;

•Changes in management or other major personnel changes;
•Criminal indictments, material civil litigation or government investigations;
•Significant disputes with major suppliers or customers;
•Labor disputes, including strikes or lockouts;
•Substantial changes in accounting methods;
•Debt service or liquidity problems;
•Impending bankruptcy or insolvency;
•Public offerings, including private sales of debt or equity securities;
•Calls, redemptions or repurchases of securities;
•Product defects or warranty issues;
•Major technological advances;
•Significant write-downs in assets or increases in reserves;
•Extraordinary borrowings; and
•Award or loss of a major contract.

2. What is Non-Public Information?

In order for information to qualify as inside information, it must not only be material but it must also be non-public. “Non-public information” is information which has not generally been made available to investors. At such time as material, non-public information has been properly released to the investing public, it loses its status as inside information.

However, for non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace such as disclosure through the filing of a report with the Securities and Exchange Commission (“SEC”), disclosure by release to a national business and financial wire service (such as PR Newswire, Dow Jones or Reuters) or a national newspaper (such as The Wall Street Journal). Further, sufficient time must pass for the information to become available in the market (which could be up to several days).

Partial disclosure does not constitute public dissemination. So long as any material component of the inside information has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

3. What is Trading?

Trading includes buying, selling and gifting stock, equities, bonds and other securities.

THE CONSEQUENCES

The consequences of insider trading violations can be staggering:

For individuals who trade on inside information (or tip such information to others), as of the date of this Policy:

•a civil penalty of up to three times the profit gained or loss avoided;

•a criminal fine (no matter how small the profit) of up to $5 million;

•a jail term of up to 20 years; and

•a cease and desist order to stop the violation and penalties for violations of such orders or the federal securities laws.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading by an employee, or tipping of inside information by an employee, as of the date of this Policy:

•a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

•a criminal penalty of up to $25 million.

Moreover, if an employee violates this Policy, fails to comply with this Policy or the Company’s procedures, Company imposed sanctions, up to and including dismissal, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a professional career.

Confidentiality

Serious problems could arise for the Company and you due to an unauthorized disclosure of internal information about the Company, whether or not the purposes of facilitating improper trading in the Company’s securities exist. Generally, securities regulations provide that when a company (such as the Company) discloses material, non-public information, it must provide broad, non-exclusionary public access to the information. Violations of these regulations can result in SEC enforcement actions resulting in injunctions and severe monetary penalties. It is the Company policy that all Directors, Officers and employees must maintain all material, non-public information about the Company, or a Covered Entity, in strict confidence and should not communicate such information to any person unless the person has a need to know the information for legitimate reasons related to the Company’s business. Similarly, a Director, Officer or employee should not discuss the Company’s, or a Covered Entity’s, affairs in public or quasi-public areas where a conversation may be overheard (i.e., restaurants, airplanes, elevators, etc.). This prohibition applies to inquiries about the Company, or a Covered Entity, which may be made by financial press, investment analysts or others in the financial community. It is important that all such inquiries requesting comment about the Company should be declined and referred to the Company’s Investor Relations Department.

Whether the information is proprietary information about the Company, Covered Entity or information that could have an impact on the Company or a Covered Entity’s stock price, Directors, Officers and employees must not pass the information on to others. Tipping results in liability for the insider who communicated such information even if the Company Insider does not actually trade himself or herself and for the person who received the information whether or not the person has reason to know that it was an improper disclosure and then acts on such information or passes it on to others who may act upon it.

TO SUMMARIZE:

NO TIPPING AND NO TRADING WHILE IN THE POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION.

PART II

PROCEDURES

The Company has established additional procedures in order to assist it in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material, non-public information and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance of All Trades

Directors, Officers and any employee who, by virtue of their position: (i) is designated by the Board of Directors as a Section 16 filer; (ii) regularly has access or generates material, non-public information concerning the Company; (iii) are designated members of the corporate administrative group; or (iv) designated members of the corporate accounting group (each a “Covered Person”), are prohibited from trading in the Company’s securities at all times, even during periods that are not “blackout periods” (as described below), without first contacting the Company’s Legal Department and receiving written approval pursuant to this Policy. This restriction also applies to transactions by a Covered Person’s spouse, domestic partner and any other persons living in a Covered Person’s household as well as to transactions by entities controlled by a Covered Person. Trade pre-clearance requests must be submitted and approved by both the General Counsel & Chief Compliance Officer and the Chief Financial Officer & Treasurer (“CFO”) using the attached form. (See, Attachment A: Stock Trading Approval Form.)

Using the attached form, the President and Chief Executive Officer of the Company must receive prior written approval from the General Counsel & Chief Compliance Officer as well as the Chairman of the Board. The Chief Financial Officer must receive prior written approval from the General Counsel & Chief Compliance Officer as well as the President and Chief Executive Officer. Finally, the General Counsel & Chief Compliance Officer must receive prior written approval from the President and Chief Executive Officer as well as the Chief Financial Officer of the Company.

Unless revoked, written permission to execute a trade will normally remain valid until market close five (5) trading days after the day on which permission was granted (“Permitted Trading Window”). If the trade is not executed during the Permitted Trading Window, a Covered Person must request a new written approval pursuant to the process set forth in the preceding paragraph. If a Covered Person has any questions, concerns or is otherwise uncertain about anything in this pre-clearance process, the Covered Person is directed to talk to the Company’s General Counsel & Chief Compliance Officer. The Chairman of the Board, the President and Chief Executive Officer, the General Counsel & Chief Compliance Officer, and the Chief Financial Officer are under no obligation to approve a stock trade.

EVEN IF A COVERED PERSON RECEIVES PRE-CLEARANCE AND IT IS DURING A PERMITTED TRADING WINDOW, THE COVERED PERSON, INCLUDING ANY COMPANY, TRUST OR ENTITY CONTROLLED BY THE COVERED PERSON, THEIR SPOUSE, THEIR FAMILY MEMBERS OR OTHERS LIVING IN THEIR HOUSEHOLD, MAY NOT TRADE IN SECURITIES OF THE COMPANY OR A COVERED ENTITY IF THE COVERED PERSON IS IN POSSESSION OR AWARE OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE COMPANY OR ABOUT A COVERED ENTITY.

No Trading During Blackout Periods

In order to further minimize the possibility of an inadvertent and unintended insider trading violation, Covered Persons are prohibited from trading in the Company’s securities during the period beginning fifteen (15) days prior to the end of the Company’s fiscal quarter and ending two (2) business days following the public release by the Company of quarterly or year-end earnings (“Earnings Blackout”). Please realize that the “open window” periods are of general applicability only and do not serve to permit otherwise illegal trades. Trading in the Company’s stock is permitted only during the open window and all trades by Covered Persons must be approved in advance by both the General Counsel & Chief Compliance Officer and the Chief Financial Officer. Other events or developments during such periods may still cause some Directors, Officers or other employees to be in possession or aware of material, non-public information. In such event, a Director, Officer or employee still may not trade. A Director, Officer or employee may not trade even during the open window periods or with authorization if they are actually in possession or aware of material, non-public information about the Company or a Covered Entity. Also, trading during the open window periods is not a substitute for compliance with required pre-clearance procedures.

Other Restricted Trading Periods

From time to time, an event may occur that is material to the Company and is known by only a few Directors, Officers and/or employees (for example, a proposed acquisition). So long as the event remains material and non-public, the relevant Covered Persons may not trade Company or a Covered Entity’s securities. In such instances, the Company will announce to the Covered Persons a closed window or blackout period for trading in Company securities and, if appropriate, in securities of a Covered Entity (“Other Blackouts”). Note that Earnings Blackouts and Other Blackouts are independent of each other and the end or termination of an Earnings Blackout does not end, terminate or conclude Other Blackouts unless specifically instructed that it so does. Only the General Counsel & Chief Compliance Officer may lift the prohibition of an Other Blackout.

No Trading in Securities on a Short-Term Basis

The SEC’s “short-swing profit” rules already discourage Directors and certain Officers from selling any of the Company’s securities within six months of a purchase, or purchasing any of the Company’s securities within six months of a sale, by requiring that profits from such transactions be paid over to the Company. The Company is making this rule a prohibition and expanding it to include all Covered Persons. If there is an emergency situation, such as a sudden and significant change in financial circumstances which dictates that recently acquired securities be sold, an employee (but not a Director or Officer who is subject to the short-swing profit rules and who makes filings on Form 4) should contact the General Counsel & Chief Compliance Officer to seek a waiver to this Policy. This Company policy does not apply to transactions involving equity incentive plan award transactions, such as qualifying stock option grants and exercise and hold transactions, as these are generally exempt from the “short-swing profit” rules.

Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a very brief period of time. Standing orders must be pre-approved by the General Counsel & Chief Compliance Officer and the Chief Financial Officer. The problem with purchase or sales resulting from standing instructions to a broker is that there is no control over the timing of the trade. The broker could execute a trade when you are in possession or aware of material, non-public information. Standing orders include Limit and Good until Canceled orders. Standing orders (except under approved Rule 10b5-1 plans) that have not executed during the specified time period approved by the General Counsel & Chief Compliance Officer and the Chief Financial Officer must be cancelled. Upon expiration or termination of all unexecuted standing orders, a Director, Officer or employee must receive a new approval from the General Counsel & Chief Compliance Officer and the Chief Financial Officer to initiate another standing order.

Company Compensation Plans

For purposes of this Policy, the Company considers the election to have the Company withhold shares to satisfy tax withholding requirements (but not the sale of any such shares) to be exempt from this Policy.

10b5-1 Plans

This Policy and its restrictions do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that:

(i) have been reviewed and approved by the General Counsel & Chief Compliance Officer and the Chief Financial Officer during an open window one (1) fiscal quarter in advance of any trades; (or, if revised or amended, such revisions or amendments have been reviewed and approved by the General Counsel & Chief Compliance Officer and the Chief Financial Officer during an open window one (1) fiscal quarter in advance of any subsequent trades);

(ii) were entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material, non-public information about the Company;

(iii) give a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material, non-public information about the Company and explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions or other formula(s) describing such transactions; and

(iv) no trades under an Approved 10b5-1 Plan may occur until the latter of: (a) 90 days after the Approved 10b5-1 Plan’s adoption or modifications of an Approved 10b5-1 Plan; or (b) two (2) business days after filing of a Form 10-Q or Form 10-K disclosing the Company’s financial results for the quarter in which the Approved 10b5-1 Plan was adopted or modified.

The minimum term for an Approved 10b5-1 Plan is six (6) months and the maximum term shall be twelve (12) months. During said term, a Company Insider may not conduct any trading activity outside of the Approved 10b5-1 Plan, except as specifically approved by the General Counsel & Chief Compliance Officer. It is expected that approval will only be considered for “sell to cover” transactions for tax withholding liabilities relating to option exercises, the vesting of restricted stock unit awards and similar equity awards. All Company Insiders who implement an Approved 10b5-1 Plan must use a broker approved by the Company. In order to prevent overlap, multiple approved 10b5-1 Plans are prohibited. Annually, the Company’s Internal Audit Department will be responsible for reviewing all trades and compliance with an Approved 10b5-1 Plan.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for the Company’s Directors, Officers or employees to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that Directors, Officers and all employees should not engage in any of the following activities with respect to securities of the Company:

•Hedging Transactions. No Director, Officer or employee shall engage in hedging transactions with respect to the Company’s securities where the Director, Officer or employee locks in a value for the Company security in exchange for protecting against upside or downside price movement. Hedging transactions where a Director, Officer or employee gives up full risks and rewards of security ownership, include, but are not limited to, selling short and transacting in derivative securities, as explained further below.

•Short Sales. No Director, Officer or employee shall engage in “short” selling of the Company’s securities. Short selling is the sale of a security that is not owned by the seller or which is consummated by the delivery of a security borrowed by or for the account of the seller.

•Buying or Selling “Derivative Securities”. No Director, Officer or employee shall buy or sell puts (i.e., options to sell), calls (i.e., options to purchase), future contracts or other forms of derivative securities relating to the Company’s securities. For these purposes, a security will be considered a derivative of another security if its value is derived from the value of the other security.

•Pledging. No Director, Officer or employee shall hold Company securities in a margin account or pledge Company securities as collateral for a loan. Margin sales or foreclosure sales may not occur at a time when the Director, Officer or employee is aware of material, non-public information or is not permitted to trade in Company securities at that time.

Form 144 Reports

Directors and certain Officers designated by the Company’s Board of Directors are required to file a Form 144 before making an open market sale of Company securities. Form 144 notifies the SEC of your intent to sell Company securities. Although often prepared and filed by your broker, this form and its timely filing is each individual’s personal responsibility, and is in addition to the Section 16 filer reports (Form 4 and Form 5) which are filed on your behalf by the Company.

Post-Transaction Notification

Section 16(a) of the Exchange Act requires that certain transactions by Directors and certain Officers be reported on Form 4, filed within two (2) business days following the date of the transaction. Consequently, in order to assist Directors and Officers in preparing these filings, the Company requires immediate notification of sufficient detail regarding any transaction to allow appropriate time for preparing and filing the required reports within the two-business-day deadline. Since the Company requires a day to prepare the Form 4 and a day to transmit the form to the SEC, all Directors and Officers subject to the filing requirements of Section 16(a) must report the details of any transaction in the Company’s securities to the Company at least by the close of business of the date the transaction occurred. This applies to all purchases, sales and transfers by gift or otherwise as well as trades pursuant to an approved 10b5-1 Plan and option exercises. It is the responsibility of the Director or Officer, not the broker, to report the details of any transaction in the Company’s securities.

Use of Knowledgeable Stockbroker

Each Director, Officer and employee is encouraged to select one stockbroker to effect all of their transactions in the Company’s securities. The chosen broker should become familiar with this Policy and the restrictions that apply to their transactions in the Company’s securities. Remember, however, that a broker has no legal responsibility for a client’s Section 16 filings or short-swing profit rule violations. It is the Covered Person’s, not the broker’s, responsibility to keep the Company’s Legal Department informed of all information about a trade and coordination of the filing of appropriate documents with the SEC (including, Form 4s and Form 144s), even if the Company or a broker is assisting in reporting a trade. Therefore, the best protection will come from your own awareness of the possible pitfalls. Using the same broker that is familiar with this Policy will help you constantly monitor your compliance with this Policy as well as with other securities laws obligations.

ADMINISTRATION OF POLICY

The General Counsel & Chief Compliance Officer is responsible for the administration of this Policy. The duties of the General Counsel & Chief Compliance Officer include, but are not limited to, the following (or oversight of the following):

(i) assisting with implementation and enforcement of this Policy;
(ii) circulating this Policy to all employees, conducting training on the Policy and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading and other applicable laws;
(iii) in conjunction with the Chief Financial Officer, pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in this Policy; and
(iv) providing approval of any Rule 10b5-1 plans and preventing any prohibited transactions.

Any person who has any questions about this Policy, or its application to any specific transactions, may obtain additional guidance from the General Counsel & Chief Compliance Officer. The Company may change or otherwise revise the terms of this Policy from time to time in order to respond to developments in law and practice.

CERTIFICATION OF COMPLIANCE

All Directors, Officers and employees are required to certify their understanding of and compliance with this Policy.
CERTIFICATION
The undersigned does hereby acknowledge receipt of Cavco Industries, Inc.’s Securities Trading Policy. The undersigned has read and understands (or has had explained) the Policy and agrees to comply with the Policy in every respect.

__________________________________
(Signature)
__________________________________
(Please print name)

Date: ________________________

ATTACHMENT A

REQUEST FOR APPROVAL TO TRADE
CAVCO INDUSTRIES, INC., SECURITIES
__________________________________________________________________

Name:_______________________________

Type of Security [check all applicable boxes]
•Common stock
•Restricted stock
•Stock Option

Number of Shares/Amount of Security involved____________________

Class of Security involved in transaction: _____________________

Proposed Date(s) of Transaction ____________________

Type of Transaction

•Stock option exercise – Exercise Price $_______/share (Not sale price)
Exercise Price paid as follows:
•Broker’s cashless exercise (and sale)
•cash
•stock-for-stock exercise (swap)
•net exercise (and hold) (company reduces the amount of options issued to cover exercise price)
•other _____________________

Withholding tax paid as follows:
•Broker’s cashless exercise
•cash
•company reducing the amount of options issued to cover taxes
•other _____________________
•Purchase
•Sale
•Gift

Broker Contact Information

Company Name ___________________________________________

Contact Name ___________________________________________

Telephone ___________________________________________

Account Number ___________________________________________

Email ___________________________________________

Social Security or other Tax Identification Number (Last 4 #s) __________________________

Status (check all applicable boxes)

•Officer
•Board Member
•Employee Covered Person

The following Section is only required to be completed by Section 16 filers (who are generally Directors, designated Officers and key employees)

Filing Information (check all applicable boxes and blanks. Form 4 and 144

•Form 144 Required (for sale)

Date of filing of last Form 144 _____________________________________

•Form 4 Required

Date of filing of last Form 3 or 4 _____________________________________

List all of your stock transactions in the Company’s Securities within six (6) Months of the current transaction (if none, please indicate “None”):

All individuals must complete the following:

I am not currently in possession of any material non-public information relating to Cavco Industries, Inc., and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Cavco Industries, Inc., arises and, in the reasonable judgment of Cavco Industries, Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material, non-public information.

Signature: _____________________________ Date: ________________________

Print Name: ____________________________

Telephone Number Where You May Be Reached: ________________________

•Request Approved (transaction must be completed during the Window Period (as defined in the Cavco Industries, Inc., Securities Trading Policy) in which this approval was granted.
•Request Denied
•Request Approved with the following modification __________________________

Cavco Industries, Inc., Approval:

General Counsel & Chief Compliance Officer

Signature _____________________________ Date _____________________________

Name: ________________________________

Chief Financial Officer & Treasurer

Signature _____________________________ Date _____________________________

Name:

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

FREQUENTLY ASKED QUESTIONS ABOUT
CAVCO INDUSTRIES, INC.’S
SECURITIES TRADING POLICY

When can I buy or sell Cavco stock?

If you are a Covered Person, you can only trade during the permitted open window periods. The permitted open window period begins on the second business day after a quarterly earnings release. However, you cannot buy or sell Cavco stock during permitted open window periods if you are in possession of material, non-public information.

Covered Persons will receive a memo from Cavco’s General Counsel & Chief Compliance Officer near the end of each quarter that indicates when the permitted open window period is closing and when it will reopen.

Do I have to notify anyone before buying or selling Cavco stock or before exercising Cavco stock options?

All Covered Persons must complete a Request for Approval to Trade Cavco Industries, Inc., Securities and submit it to Cavco’s General Counsel & Chief Compliance Officer and Chief Financial Officer & Treasurer (CFO”) for approval at least two (2) business days before trading Cavco stock or exercising Cavco stock options. You may not complete the transaction unless it has been cleared in advance by Cavco’s General Counsel & Chief Compliance Officer and CFO.

In addition to approval, all Section 16 reporting officers must notify Cavco’s Chief Financial Officer and Director of Investor Relations before trading in Cavco stock or exercising Cavco options because transactions by Section 16 officers must be publicly reported. Section 16 filers must also notify the General Counsel & Chief Compliance Officer so that appropriate Securities and Exchange Commission (“SEC”) forms can be prepared and filed. Generally, Section 16 officers are limited to the most senior members of management and board members.

Are employees that are not a Covered Person required to comply with the permitted trading windows?

Employees who are not a Covered Person are free to trade at any time as long as they do not know material, non-public information about Cavco.

What is “material, non-public information”?

There is no single definition of material, non-public information. Generally, it is information that has not been publicly disclosed by Cavco and that is likely to affect the price of Cavco stock. Examples include:

•Better or worse than expected earnings;
•Possible mergers, acquisitions or divestitures; and
•Senior management changes.

A more comprehensive list of examples is included in Cavco’s Securities Trading Policy.

If you are not sure whether you know material, non-public information, you should check with your supervisor or Cavco’s General Counsel & Chief Compliance Officer.

Can I buy or sell Cavco stock if I know material, non-public information as long as we are in a permitted open trading window?

No. You can never trade in Cavco securities if you know material, non-public information about Cavco, even if it is during a permitted open trading window.

Can I exercise Cavco stock options if I know material, non-public information?

It depends. You can always exercise stock options for cash without selling the acquired stock even if you know material, non-public information. The Cavco equity-based compensation plan also allows for “stock-for-stock” or “netting” transactions. However, the sale of any shares acquired, including the sale of any shares that would be required to pay the exercise price, fees or costs associated with these types of transactions, are subject to the restrictions set forth in this Policy that includes, but is not limited to, knowledge of material, non-public information and Earnings Blackouts.

For Covered Persons, do the restrictions on buying or selling Cavco stock during permitted open window periods apply to stock option exercises?

It depends. If you are paying cash to exercise your options without selling the acquired stock, then the restrictions do not apply. In other words, you can exercise your stock options with cash without selling the acquired stock, even if you know material, non-public information.

As previously stated, the Cavco equity-based compensation plan allows for “stock-for-stock” or “netting” transactions. However, the sale of any shares acquired, including the sale of any shares that would be required to pay the exercise price, fees or costs associated with these types of transactions, are subject to the restrictions set forth in this Policy that includes, but is not limited to, knowledge of material, non-public information and Earnings Blackouts.

Are my spouse and children required to comply with the permitted window periods?

Yes. Spouses and children or other members of your immediate family (i.e., parents, grandparents, siblings, etc.) who share the same household with you must comply with permitted window periods. The SEC takes the position that trades made by your spouse or other members of your immediate family who live with you are the same as trades done directly by you.

Does Cavco’s Securities Trading Policy apply to call and put options involving Cavco stock?

Yes. The restrictions in Cavco’s Securities Trading Policy apply to all securities relating to Cavco stock, including call and put options. A call option gives a third person the right to buy (or call away) Cavco stock that you own when the price of Cavco stock increases. A put option gives you the right to force a third party to buy your Cavco stock (or put your Cavco stock) when the price of Cavco stock decreases.

More importantly, Cavco Directors, Officers or employees should never buy put options on Cavco stock or otherwise “short” Cavco’s stock.

Can the SEC really catch me if I am not a Section 16 officer and thus do not have to publicly report my stock holdings?

Yes. The SEC has a very sophisticated monitoring system for insider trading activities and takes enforcement action against hundreds of individuals each year. The SEC has made detection and prosecution of insider trading one of its highest priorities. To aid in finding offenders, it offers informants 10% (as of the Effective Date of Cavco Industries, Inc.’s Securities Trading Policy) of the civil penalties paid by a violator for insider trading.

Please note that these FAQs are a summary of certain portions of the Cavco Industries, Inc.’s Securities Trading Policy. Directors, Officers and employees must review and adhere to the entire Securities Trading Policy. If you have questions, please direct them to Cavco Industries, Inc.’s General Counsel & Chief Compliance Officer.